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                                                                   June 30, 2008

LDK Solar Co., Ltd.
Hi-Tech Industrial Park
Xinyu City, Jiangxi Province 338032
People's Republic of China

Ladies and Gentlemen:

     We have acted as special United States counsel to LDK Solar Co., Ltd., an exempted company incorporated in the Cayman Islands with limited liability (the "Company"), in connection with the registration statement on Form F-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration by the Company of $400,000,000 aggregate principal amount of 4.75% convertible senior notes due 2013 (the "Notes") for resale by holders of the Notes, pursuant to the Company's obligations under a Registration Rights Agreement, dated as of April 15, 2008, among the Company, Morgan Stanley & Co. International plc, UBS AG, J.P. Morgan Securities Inc., Needham & Company, LLC, Cowen and Company, LLC and Lazard Capital Markets LLC. The Notes were issued under an indenture, dated as of April 15, 2008 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee") and as securities agent (the "Securities Agent").

     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to all facts relevant to the opinion or other statements set forth herein, we have relied, without independent investigation or verification, upon certificates and oral or written representations or statements of governmental authorities, public officials, officers and representatives of the Company.

     In rendering the opinion set forth below, we have assumed, without independent investigation or verification, the genuineness of all signatures of all persons signing any document, the legal capacity of all natural persons, the due incorporation and valid existence of all parties under the laws of their respective jurisdictions, the authority of and due authorization by all persons signing any document on behalf of parties thereto (including all necessary corporate actions by the Company to approve the issuance and terms of the Notes, the terms of the offering thereof and related matters), the due execution and delivery of any document by all parties thereto in accordance with the laws of the respective jurisdictions of their incorporation (including the due execution, authentication, issuance and delivery of the Notes), the due payment of the purchase price for the Notes upon their issuance, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies or by facsimile or other means of electronic transmission or obtained by us through sites on the internet, the authenticity of the originals of such latter documents and the truth and accuracy of all matters set forth in all such documents. We have also assumed that (i) the execution, delivery and performance by the Company of the Indenture and the Notes do not

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and will not violate the laws of the Cayman Islands or any other applicable laws
(except for the laws of the State of New York and the federal laws of the United States of America), (ii) the execution, delivery and performance by the Company of the Indenture and the Notes do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company, and
(iii) the Indenture constitutes the valid, legally binding and enforceable obligation of the Trustee and the Securities Agent.

     Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions referred to herein, we are of the opinion that the Notes have been duly executed and delivered by the Company under the laws of the State of New York and constitute valid and binding obligations of the Company, enforceable against it in accordance with their terms, and the holders of the Notes are entitled to the benefit of the Indenture to the extent provided therein.

     The foregoing opinion and statements are subject to the following assumptions, limitations, qualifications and exceptions:

- This letter is limited to those matters expressly stated herein and no other or more extensive opinion is implied or may be inferred beyond the matters expressly stated.

- Our opinion and other statements set forth herein are given as of the date hereof, and we undertake no obligation to update or supplement this letter if any applicable law changes after the date hereof or if we become aware of any fact or other circumstance that changes or might change an opinion or other statement set forth herein after the date hereof or for any other reason.

- This letter is limited to matters arising under the federal laws of the United States of America and the laws of the State of New York, and we express no opinion and make no statement as to the laws of any other jurisdiction.

- The enforceability of provisions providing for indemnity by one party to another in the Indenture may be limited by (i) laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification or contribution of a party against, liability for its own negligence, misconduct or bad faith or the negligence, misconduct or bad faith of its agents and (ii) laws requiring collection and enforcement costs (including fees and disbursements of counsel) to be reasonable.

- We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

- Our opinion set forth herein is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith

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     and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors' rights.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement, as may be amended from time to time, and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement, without implying or admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.


                                                     Very truly yours,


                                                     /s/ Sidley Austin LLP
                                                     ---------------------------
                                                     SIDLEY AUSTIN LLP